Exhibit 99.2

Reconciliations

					Four
					Quarters Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2016	2016	2016	2017	2017

Reconciliation of Net Income Attributable to Controlling Interest to EBITDA to Net Cash Provided by Operating Activities
(dollars in millions)
(unaudited)
Net income attributable to controlling interest	$33.5	$42.3	$53.9	$48.4	$178.1
Interest expense, net	32.3	31.9	31.4	30.7	126.3
Provision for income taxes	22.5	29.2	29.8	30.7	112.2
Depreciation and amortization	56.9	58.5	59.6	60.9	235.9
EBITDA (1)	145.2	161.9	174.7	170.7	652.5
Interest expense, net	(32.3)	(31.9)	(31.4)	(30.7)	(126.3)
Provision for income taxes	(22.5)	(29.2)	(29.8)	(30.7)	(112.2)
Deferred income taxes	(0.4)	1.7	5.3	(4.5)	2.1
Changes in operating assets and liabilities	(46.2)	(99.9)	17.6	101.3	(27.2)
Loss on extinguishment of debt	1.5	—	1.4	—	2.9
Landlord contributions	21.6	12.7	18.8	26.3	79.4
Other items, net	(8.9)	(6.2)	6.0	17.2	8.1
Net cash provided by operating activities	$58.0	$9.1	$162.6	$249.6	$479.3

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA (1)	$145.2	$161.9	$174.7	$170.7	$652.5
Net (gain) loss on disposal and impairment of operating assets and other	1.5	4.8	(5.8)	2.7	3.2
Share-based compensation expense	2.3	2.5	2.2	2.2	9.2
Loss on extinguishment of debt	1.5	—	1.4	—	2.9
Earnings recognized from NCM	(2.9)	(3.6)	(10.6)	(2.0)	(19.1)
Cash distributions from NCM and other non-consolidated entities	0.4	2.9	21.6	22.4	47.3
Noncontrolling interest, net of tax and equity in income of non-consolidated entities and other, net	(10.3)	(12.6)	(10.9)	(8.3)	(42.1)
Adjusted EBITDA (1)	$137.7	$155.9	$172.6	$187.7	$653.9

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by operating activities	$58.0	$9.1	$162.6	$249.6	$479.3
Capital expenditures	(58.3)	(65.7)	(59.8)	(44.7)	(228.5)
Proceeds from asset sales	—	—	0.1	1.5	1.6
Free cash flow (1)	$(0.3)	$(56.6)	$102.9	$206.4	$252.4

(1)                                 Adjusted EBITDA (net income attributable to controlling interest adjusted for interest expense, net, provision for income taxes, depreciation and amortization, net (gain) loss on disposal and impairment of operating assets and other, share-based compensation expense, loss on extinguishment of debt, earnings recognized from NCM, cash distributions from NCM and other non-consolidated entities, noncontrolling interest, net of tax and equity in income of non-consolidated entities and other, net) was approximately $653.9 million for the four quarters ended March 31, 2017. We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity and performance of our Company. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity or performance under U.S. generally accepted accounting principles and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with U.S. generally accepted accounting principles for purposes of analyzing our liquidity or performance. In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use. For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017. EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.